[Letterhead of M.L.H. Quin & Co.]



                                December 6, 2000

Endless Youth Products Ltd.
Bermuda Commercial Bank Building
44 Church Street
Hamilton HM 12 Bermuda


         Re:      Endless Youth Products, Inc.

Dear Sirs:

         We have acted as special legal counsel in Bermuda to Endless Youth Products Ltd., a Bermuda company, (the "Company") in connection with the transactions contemplated in the agreement and plan of merger dated as of December 6, 2000 among the Company, Endless Youth Products, Inc., a Nevada corporation, ("EYPI-Nevada") and EYPI Merger Corp. pursuant to which the Company will become the parent holding company of EYPI-Nevada (the "Merger Agreement") and as described in the Registration Statement on Form S-4 (SEC File No. 333-50520 filed with the United States Securities and Exchange Commission on November 22, 2000 as amended (the "Registration Statement").

         For the purposes of giving this opinion, we have examined and relied upon the following documents:

         (i)  a copy of the Registration Statement; and

         (ii) a copy of the executed Merger Agreement.

         We also have reviewed a copy of the memorandum of association and the bye-laws of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

         The Registration Statement and the Merger Agreement contemplate, inter alia, the issue to the shareholders of EYPI-Nevada of one common share in the Company for each share of common stock of EYPI-Nevada outstanding immediately prior to the merger (other than any such shares of common stock of EYPI- Nevada held by EYPI-Nevada or any of its wholly owned subsidiaries) (collectively the "Relevant Shares").

         On the basis of and subject to the foregoing, it is our opinion that when the Relevant Shares are issued in the manner described in the Registration Statement and the Merger Agreement, the Relevant Shares will have been validly issued, fully paid and not subject to further calls.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the United States Securities Act of 1933 and the rules and regulations of the United States Securities and Exchange Commission thereunder.

                                                           Yours faithfully,

                                                           /s/ M.L.H. Quin & Co.

                                                           M.L.H. Quin & Co.